Exhibit 107
Calculation of Filing Fee Table
Form S-3
(Form Type)
MedAvail Holdings, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.001 par value per share	457(c)	99,626,396(3)	$0.2682	$26,719,799.41	$0.00011020	$2,944.52

Total Offering Amounts					$26,719,799.41		$2,944.52
Total Fees Previously Paid							—
Total Fee Offsets(4)							—
Net Fee Due							$2,944.52
(1)Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction.
(2)Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act, using the average of the high and low prices of the Registrant’s common stock as reported on The Nasdaq Capital Market on June 26, 2023.
(3)Consists of shares of common stock issuable to the selling stockholders upon exercise of warrants to purchase common stock.
(4)The Registrant does not have any fee offsets.